EXHIBIT 10.54

                                              PAGES WHERE CONFIDENTIAL TREATMENT
                                                    HAS BEEN GRANTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                       THE REDACTED MATERIAL HAS BEEN SEPARATELY
                                              FILED WITH THE COMMISSION PURSUANT
                                             TO A CONFIDENTIAL TREATMENT REQUEST
                                                THE APPROPRIATE SECTION HAS BEEN
                                          MARKED AT THE APPROPRIATE PLACE AND IN
                                                    THE MARGIN WITH A STAR (*)."


                                                                         El Paso

                           FEEDSTOCK SALE AND REFINERY
                           PRODUCT PURCHASE AGREEMENT

         THIS FEEDSTOCK SALE AND REFINERY PRODUCT PURCHASE AGREEMENT (the "Agreement") is made and entered into this day of , 1996, by and between WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP, a Delaware limited partnership with offices at 13430 Northwest Freeway, Suite 1200, Houston, TX 77040-6095 (hereinafter referred to as "WPC"), and CHEVRON PRODUCTS COMPANY, A DIVISION OF CHEVRON U.S.A. INC., a Pennsylvania corporation with offices at 6501 Trowbridge, El Paso, Texas 79905 (hereinafter referred to as "CPC").

                                   WITNESSETH:

         WHEREAS, Chevron U.S.A. Inc. ("CUSA") and NGC Corporation ("NGC") have entered into certain agreements (the "Merger Agreements") pursuant to which CUSA would contribute certain gas gathering, processing, and other midstream assets and related liabilities of CUSA's Warren Petroleum Company division ("Warren") and natural gas business unit division to a corporation to be formed which NGC would then be merged into (the "Merger");

         WHEREAS, immediately subsequent to the Merger, the gas gathering, processing and other midstream assets and related liabilities of Warren will be transferred to WPC;

         WHEREAS, Warren previously sold to CPC and CPC purchased from Warren all of CPC's Feedstock needs and Warren previously purchased from CPC and CPC sold to Warren all of the Refinery Products and certain Offspec Refinery Products produced at CPC's Refinery and both CPC and WPC desire that such relationship continue;

         WHEREAS, WPC desires to sell to CPC, and CPC desires to purchase from WPC quantities of Feedstocks;

         WHEREAS, CPC has quantities of Refinery Products available for sale from its Refinery (as defined in Article I, below) that it desires to sell to WPC, and WPC desires to purchase such Refinery Products from CPC; and

         WHEREAS, CPC desires that WPC maintain the same level of service that was previously provided to it by Warren and WPC desires to continue such level of service.

         NOW, THEREFORE, in consideration of the premises and for the mutual benefit of the parties as well as for other good and valuable consideration, WPC and CPC agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 As used in this Agreement, the following terms shall have the following meanings:

         ACCOUNTING PERIOD shall mean a period of one (1) Month commencing at 12:01 a.m. local time on the first Day of a calendar Month and ending at 12:01 a.m. local time on the first Day of the next succeeding Month.

         AFFILIATE shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

         ALTERNATE INDEX shall have the meaning specified in Section 5.3 hereinafter.

         ARBITRATION NOTICE shall have the meaning specified in Section 13.1(d) hereinafter.

         BANKRUPTCY EVENT shall mean the occurrence of one or more of the following events with respect to a Party: (A) the entry of a decree or order for relief against a Party by a court of competent jurisdiction in any involuntary case brought against a Party under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent under applicable Debtor Relief Laws for a Party or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of a Party's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by a Party of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by a Party to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for a Party or for any substantial part of its assets or property, or (G) the making by a Party of any general assignment for the benefit of its creditors.

         BARREL shall mean forty-two (42) U. S. Gallons.

         BASE RATE shall mean the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the "prime rate" for commercial loans by First National Bank of Chicago, as such "prime rate" may change from time to time, or (ii) the maximum applicable non-usurious rate of interest.

         BUSINESS DAY shall mean a Day on which Federal Reserve member banks in New York City are open for business.

         Contract Quantity means, for any Delivery Month, a quantity of Feedstocks nominated by CPC that (a) is not less than ninety-five percent (95%) of the Nominated Volumes nor (b) more than one hundred and five percent (105%) of the Nominated Volumes. By way of illustration, if the Nominated Volumes for a Delivery Month equal 100, then the Contract Quantity shall be not less than ninety-five (95) nor more than one hundred and five (105).

         CPC DEFICIENCY QUANTITY shall have the meaning specified in Section 4.7 hereinafter.

         DAY OR DAILY shall mean a twenty-four (24) hour period commencing 12:01 a.m. local time and extending until 12:01 a.m. local time on the following Day.

         DELIVERY MONTH shall mean the Month in which Feedstocks are to be delivered to CPC as provided herein.

         DELIVERY POINT(S) shall have the meaning specified in Section 6.2 hereinafter.

         EFFECTIVE DATE shall mean __________________, 1996.

         EMERGENCY SUPPLIES shall mean any Feedstocks or volumes of a particular Feedstock that CPC may need during a particular Month above the Nominated Volumes applicable during such Month.

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

         FEEDSTOCK shall mean Isobutane, Normal Butane, Mixed Butane, and any other Feedstocks mutually agreed to in writing by the Parties. Feedstock shall also mean, where applicable (but excluding Articles IV and V hereunder), Offspec Feedstock, but such will in no way prevent, preclude, or otherwise affect the right of CPC to reject Offspec Feedstock in accordance with Section 7.3 hereinafter.

         FORCE MAJEURE shall have the meaning specified in Section 12.2 hereinafter.

         GALLON shall mean the unit of volume used for the purpose of measurement of liquid. One (1) U.S. liquid Gallon contains two hundred thirty-one (231) cubic inches when the liquid is at a temperature of sixty degrees Fahrenheit (60(degree) F) and at the vapor pressure of the liquid being measured.

         ISOBUTANE shall mean a liquid hydrocarbon stream which meets the specifications set forth in Exhibit "A".

         KEEP WHOLE ACQUISITION PRICE shall mean the price paid by WPC to acquire Feedstocks for resale to CPC plus all Transportation Costs
 * incurred in connection therewith plus [REDACTED] per Gallon. If WPC uses Feedstock that is owned and stored by WPC to satisfy the Feedstock needs of the Refinery in the situation where a Keep Whole Acquisition Price is applicable, the "price paid by WPC to acquire Feedstock for
 * resale to CPC" as used above shall be [REDACTED] as quoted by OPIS for Mont Belvieu, Texas (Non-TET) on the Day the transportation of the Feedstock to CPC commences. For the purpose of this Agreement, transportation of Feedstock shall be deemed to have commenced on the Day (i) the loading of the Feedstock onto trucks, rail cars, or barges initially commences or (ii) the delivery of such Feedstock into the transporting pipeline commences. In obtaining Feedstock for CPC in the situation where a Keep Whole Acquisition Price is applicable, WPC will use every reasonable effort to purchase such Feedstock at the lowest possible spot price taking into consideration the location of the Refinery, the prior notice given by CPC to WPC and other factors beyond WPC's control.

         KEEP WHOLE DISPOSITION AMOUNT shall have the meaning specified in
         Section 4.7 hereinafter.

         MONTH OR MONTHLY shall mean a period commencing at 12:01 a.m. local time on the first Day of a calendar Month and extending until 12:01 a.m. local time on the first Day of the next succeeding calendar Month.

         MIXED BUTANE shall mean a liquid hydrocarbon stream which meets the specifications set forth in Exhibit "A".

         NETBACK PRICE shall mean the price obtained by WPC in an arm's length sale of Refinery Products to a third Person who is not an Affiliate of WPC less Transportation Costs and/or T&F Costs that are reasonably incurred in connection therewith.

         WPC DEFICIENCY AMOUNT shall have the meaning specified in Section 14.1 hereinafter.

         WPC DEFICIENCY QUANTITY shall have the meaning specified in Section
         14.1 hereinafter.

         NEW TAXES shall mean any Taxes enacted and effective after the Effective Date, including that portion of any Taxes or New Taxes that constitutes an increase either in rate or breadth of coverage.

         NOMINATED VOLUMES shall have the meaning specified in Section 4.3 hereinafter.

         NORMAL BUTANE shall mean a liquid hydrocarbon stream which meets the specifications set forth in Exhibit "A".

         OFFSPEC FEEDSTOCKS shall have the meaning specified in Section 7.1 hereinafter.

         OFFSPEC REFINERY PRODUCTS shall have the meaning specified in Section
         7.2 hereinafter.

         PARTY shall mean individually either CPC or WPC (including their respective successors and permitted assigns); collectively, the "PARTIES."

         PERSON shall mean any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.

         PP MIX shall mean a liquid hydrocarbon stream which meets the specifications set forth in Exhibit "B".

         PROPANE shall mean a liquid hydrocarbon stream which meets the specifications set forth in Exhibit "B".

         REFINERY shall mean the refinery owned by CPC and situated in El Paso, Texas.

         REFINERY PRODUCTS shall mean Propane, PP Mix, Normal Butane, Mixed Butane, and those other light end streams identified on Exhibit "B" and produced from the Refinery. Refinery Products shall also mean, where applicable (but excluding Articles IV and V hereunder), Type A Offspec Refinery Products, but such will in no way prevent, preclude, or otherwise affect the right of WPC to reject Type A Offspec Refinery Products in accordance with Section 7.4 hereinafter.

         TAXES shall mean any and all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, environmental, and other taxes, governmental charges, duties, licenses, fees, permits, and assessments.

         T&F COSTS shall mean all Transportation Costs and all costs and expenses reasonably incurred in connection with the receipt, fractionation and sale or resale of Refinery Products received by WPC from CPC. It is understood and agreed that any fractionation costs that are incurred at a facility owned and/or controlled by WPC or any of its Affiliates shall not exceed the lesser of (i) the fair market value for such fractionation services or (ii) the fees charged by WPC or its Affiliates to CUSA in connection with the fractionation of natural gas liquids (other than Refinery Products) owned by CUSA and purchased by WPC.

         TRANSPORTATION COSTS shall mean all costs and expenses reasonably incurred in connection with the transportation of Feedstock(s) and/or Refinery Product(s) hereunder, including, without limitation, rail car, barges, and truck costs, Feedstock and/or Refinery Product losses that occur during transportation for reasons other than the negligence or willful misconduct of WPC and all costs and expenses reasonably incurred in loading, unloading, transporting, terminaling, storing (if required), and handling such Feedstock(s) and/or Refinery Products. It is understood and agreed that Transportation Costs shall not include any portion of WPC's general and administrative costs and expenses, but will include amounts paid by WPC to CPC in connection with the Propane rail cars owned or leased by CPC but operated by WPC in connection with the services rendered by WPC to CPC pursuant to the Feedstock and Refinery Products Master Services Agreement of even date herewith between CPC and WPC. With respect to barges and trucks owned by WPC or its Affiliates, the applicable Transportation Costs shall not exceed the fair market value of the use of such barges and trucks in transporting Feedstocks and/or Refinery Products hereunder. When WPC purchases Feedstocks for resale to the Refinery at a delivered price (i.e., which includes the price for such Feedstock and Transportation Costs), the Transportation Costs charged to CPC shall not exceed the fair market value for such transportation services, which shall be determined with reference to transportation services rendered to non-affiliated third Persons that are comparable in time, quality, distance transported and type of Feedstock transported.

         TYPE A OFFSPEC REFINERY PRODUCT shall have the meaning specified in
         Section 7.2 hereinafter.

         TYPE B OFFSPEC REFINERY PRODUCT shall have the meaning specified in
         Section 7.2 hereinafter.

         YEAR shall mean a period of twelve (12) consecutive Months commencing from the Effective Date.

         1.2 Other Definitions. Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings indicated throughout this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 CPC hereby represents and warrants to WPC that on and as of the date hereof:

         (a) It has all requisite power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

         (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

         (c) It has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

         (d) The execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein will not, violate any of the material provisions of its organizational documents, any material agreement pursuant to which CPC or its properties are bound or, to its knowledge, any material laws applicable to CPC; and

         (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors' rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

         2.2 WPC hereby represents and warrants to CPC that on and as of the date hereof:

         (a) It has all requisite power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

         (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite partnership action;

         (c) It has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

         (d) The execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein will not, violate any of the material provisions of its organizational documents, any material agreement pursuant to which WPC or its properties are bound or, to its knowledge, any material laws applicable to WPC; and

                                      -8-
                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.


         (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors' rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

                                   ARTICLE III
                                      TERM

                  3.1 Unless otherwise provided herein, this Agreement shall
* remain in full force and effect for a period of [REDACTED] Years from the Effective Date hereof and shall continue from Year to Year thereafter unless terminated by either Party hereto at the end of such
* [REDACTED] Year period or any Yearly anniversary thereafter by giving the other Party at least ninety (90) Days, but not more than one hundred eighty (180) Days, advance written notice of its intention to so terminate.

         3.2 Notwithstanding Section 3.1 above, this Agreement may be terminated as follows:

         (a) By the non-defaulting Party, upon thirty (30) Days written notice to the other Party, after it has been determined through the alternative dispute resolution procedures of
                  Article XIII that a Material Default has occurred in the performance of a Party's obligations hereunder (it being understood that, for purposes of the foregoing, "Material Default" shall mean that the arbitrators have determined that
                  (i) in consequence of such default, the objectives of this Agreement (as expressed in the Master Alliance Agreement of even date herewith by and among CUSA, CPC, WPC and others) are not being met and (ii) the defaulting Party failed to take the steps necessary to accomplish such objectives);

         (b) By a Party, in the event the other Party is dissolved (unless the successor to such dissolved Party or its assets is an Affiliate of CPC or WPC);

         (c) By a Party, if a Bankruptcy Event occurs with respect to the other Party; or

         (d) By CPC, upon the occurrence of a Refinery Closure Event as provided in Section 3.3.

In the event the Refinery is sold to a third Person not affiliated with CPC, the reference to the Master Alliance Agreement set forth in Section 3.2(a), above, shall be inapplicable.

         3.3 A Refinery Closure Event (as hereinafter defined) shall be presumed to be a Material Default, and the provisions of this Section 3.3 shall apply, notwithstanding any other provisions of this Agreement to the contrary (including but not limited to the provisions of Section 3.2 and the alternative dispute resolution provisions of Article XIII). Within fifteen (15) Days after the receipt by WPC of written notice that a Refinery Closure Event has occurred, senior executives of both Parties shall meet in person and attempt in good faith, through the process of discussion and negotiation, to resolve all disputes and claims arising from the Refinery Closure Event. If, within fifteen
(15) Days after such meeting, such senior executives cannot so resolve all such disputes and claims, either Party shall have the right to submit such disputes and claims to arbitration. The Party exercising such right shall submit an Arbitration Notice to the other Party in accordance with Section 13.1(d) within sixty (60) Days after the date of the initial meeting of the Parties' senior executives. Unless the Parties otherwise agree in writing, the failure of either Party to make such submission within such sixty (60) Days period shall waive all rights of both Parties in respect of such disputes and claims arising from such Refinery Closure Event. It is understood and agreed that the provisions of Sections 13.1(a) through 13.1(c) shall not apply to any dispute arising from a Refinery Closure Event. If the arbitrators determine that a Refinery Closure Event has occurred, CPC shall have the right to terminate this Agreement upon thirty (30) Days written notice to WPC. "Refinery Closure Event" shall mean a shutdown of the Refinery or any operating unit thereof for more than twenty-four
(24) consecutive hours that occurs more than one time during any twelve (12) Month period as a result of WPC's unexcused failure to deliver Feedstock or purchase Refinery Products in accordance with this Agreement.

         3.4 It is agreed and understood that CPC, in its sole discretion, may permanently close the Refinery at any time during the term of this Agreement. Upon such permanent closure, CPC and WPC shall be relieved of any further obligations under this Agreement, if CPC has provided WPC with written notice of such closure at least one hundred and eighty (180) Days prior to the date of such closure.

         3.5 Upon the termination of this Agreement, any monies due and owing either Party shall be paid to the other Party pursuant to the terms hereof and any refunds due either Party shall be made at the earliest possible time, and in any event no later than sixty (60) Days after the expiration or termination of this Agreement. All audit rights shall survive for the period prescribed by
Section 11.8.

         3.6 Termination of this Agreement hereunder shall be cumulative of any other rights or remedies that the terminating Party may have in connection with such termination, including, but not limited to, damages and injunctive relief.

                                   ARTICLE IV
                       QUANTITY AND FEEDSTOCK NOMINATIONS

         4.1 During the term of this Agreement, unless WPC is excused from supplying Feedstock, or CPC is excused from purchasing Feedstock pursuant to the terms and provisions hereof, WPC agrees to sell, or cause to be sold, to CPC, and CPC agrees to purchase from WPC, the Nominated Volumes of each Feedstock nominated by CPC. All Feedstock sold by WPC and delivered to CPC shall be used solely by CPC as feedstock or fuel in the Refinery. Unless mutually agreed to by the Parties, CPC's nominations, and WPC's obligation to sell, shall not exceed (i) four thousand five hundred Barrels per Day (4,500 BPD) of Isobutane and (ii) two thousand Barrels per Day (2,000 BPD) of Normal Butane or Mixed Butane (the Required Volumes). Every six (6) Months after the Effective Date, CPC and WPC shall meet to discuss the appropriate levels of Required Volumes, after which CPC shall have the right to make reasonable adjustments to said Required Volumes as necessary and appropriate after taking into consideration CPC's good faith estimate of the volumes that will be needed during the subsequent six (6) Month period. However, WPC shall have no obligation to sell volumes in excess of the previously established Required Volumes until ninety (90) Days after its receipt of written notice from CPC of any such adjustment. During any Delivery Month in no event shall (i) WPC be obligated to sell more than the Nominated Volumes and (ii) CPC be obligated to purchase more than ninety-five percent (95%) of the Nominated Volumes. To the extent that Section 2.306 of the Texas Business and Commerce Code, or any provision of any other law with similar provisions (collectively, "Output Contract Laws") are held to apply to this Agreement and the transactions hereby contemplated, the Parties agree that, so long as the Contract Quantity does not exceed the Required Volumes, such Contract Quantity shall not be deemed unreasonably disproportionate to any stated estimate or to any normal or otherwise comparable prior requirements of CPC. Notwithstanding the foregoing, if CPC needs Emergency Supplies of Feedstock(s), WPC will use every reasonable effort to obtain such Feedstocks on behalf of CPC, but will have no liability to CPC if, through WPC's exercise of every reasonable effort, it is unable to supply such Emergency Supplies. In addition to any applicable Transportation Costs reasonably incurred in connection therewith, all out of pocket costs and expenses reasonably incurred by WPC in obtaining and delivering Emergency Supplies of Feedstocks in excess of one hundred and five percent (105%) of the Nominated Volumes shall be paid by CPC or, as applicable, reimbursed to WPC by CPC through the billing and payment procedures of Article XI.

         4.2 Subject to the terms and provisions hereof, including, without limitation, the provisions respecting the Required Volumes set forth in Section 4.1, above, CPC agrees to purchase from WPC and WPC agrees to sell to CPC, one hundred percent (100%) of CPC's Feedstock requirements. However, in the event WPC is unable to provide Feedstocks in excess of the Nominated Volumes or Required Volumes, as applicable, CPC shall have the right to purchase from third Persons volumes in excess of such Nominated Volumes or Required Volumes. In addition, WPC agrees to purchase from CPC and CPC agrees to sell to WPC all Refinery Products. The foregoing, however, shall not be construed as limiting CPC's right to transfer, from time to time, Feedstocks and Refinery Products (i) from the Refinery to one or more other refineries owned by CPC as of the Effective Date (such refineries being collectively called the "Refineries"), or
(ii) to the Refinery from one or more of the Refineries.

         4.3 Solely for planning purposes, CPC shall provide WPC with a three
(3) Month rolling estimate of Feedstock volume needs and expected Refinery Product availability on the first Business Day of each Month during the term of this Agreement. In addition, CPC shall nominate to WPC by the first Business Day of the prior Month all volumes of each Feedstock to be purchased by CPC each Day during the next succeeding Month (the "Nominated Volumes"). No later than the tenth Day of the Month immediately preceding the Delivery Month, CPC shall have the right to increase the Nominated Volumes for each Feedstock to be purchased in the immediately succeeding Delivery Month. If CPC increases the Nominated Volumes after the tenth (10th) Day of the Month prior to the Delivery Month so as to exceed the Contract Quantity, such excess shall be deemed Emergency Supplies.

         4.4 To minimize the costs and expenses associated with Emergency Supplies and variances between Nominated Volumes and the volumes of Feedstock actually taken, CPC and WPC agree to establish a scheduling committee (the "Scheduling Committee") to perform the duties as outlined below. The Scheduling Committee shall be comprised of members from both CPC and WPC and where appropriate, shall include a representative of CPC's Transportation Planning & Services Group (also referred to as "TP&S"). CPC and WPC each shall bear their own costs and expenses associated with the Scheduling Committee and its activities. The duties of the Scheduling Committee will include, but will not be limited to, the following:

         (a) administering and coordinating the routine business of the Scheduling Committee including forecasting, planning, and scheduling of Feedstock and Refinery Product deliveries and movements;

         (b) determining and developing strategies with respect to Scheduling Committee activities;

         (c) developing, monitoring, and communicating mutually agreed to standards of performance;

         (d) monitoring the nomination procedures, deliveries of Feedstocks and Refinery Products, and adjustments to Required Volumes;

         (e) reviewing all significant equipment, design, process, and operating changes affecting the volumes of Feedstocks needed by the Refinery and/or the volumes of Refinery Products produced at the Refinery;

         (f) conducting regularly scheduled planning, problem solving, and expense review meetings;

         (g) participating in the alternative dispute resolution procedures and set forth in Article XIII hereinafter;

         (h) developing procedures for handling Offspec Feedstock and Offspec Refinery Products; and

         (i) developing procedures for making the Parties' performance hereunder more efficient and cost-effective.

         4.5 The Parties shall use every reasonable effort to nominate, deliver, and receive, as applicable, Feedstock and Refinery Products on a ratable Daily basis; however, variations between the volumes nominated, taken, or delivered may occur. The Scheduling Committee shall meet periodically to allocate between the Parties, on a fair and equitable basis, any costs and expenses resulting from Monthly variations in excess of those permitted in determining the Contract Quantity, including, but not limited to, storage costs for Feedstocks and Refinery Products, rail, tank car, or barge rental costs, demurrage charges, and any other costs and expenses incurred in connection with such Monthly variations. If the Scheduling Committee cannot agree on a fair and equitable allocation of expenses within forty-five (45) Days after the Submission Date (as defined in Section 13.1(b)), the dispute resolution provisions of Article XIII shall apply. In addition to the foregoing, CPC shall pay to WPC the Keep Whole Acquisition Price for Emergency Supplies, but only to the extent such Emergency Supplies exceed one hundred and five percent (105%) of the Nominated Volumes.

         4.6 With respect to any CPC Deficiency Quantity (as defined in Section 4.7) which exceeds five percent (5%) of the Nominated Volumes, CPC agrees to pay to WPC the arithmetic product of (i) such CPC Deficiency Quantity in excess of five percent (5%) of the Nominated Volumes and (ii) one (1) cent per Gallon. CPC shall pay such amount in accordance with Article XI. In addition, any Keep Whole Disposition Amount (as defined in Section 4.7) payable in connection with such CPC Deficiency Quantity in excess of five percent (5%) of the Nominated Volumes shall be determined in accordance with Section 4.7 and shall be paid by CPC or WPC, as applicable, in accordance with Article XI.

         4.7 (a) KEEP WHOLE DISPOSITION AMOUNT shall mean the following:

                            KWDA=[(A-B) x (C-D)] + E

                           where

                           KWDA =  the Keep Whole Disposition Amount;

                           A-B =            the CPC Deficiency Quantity;

                           C-D =            the Price Differential; and

                           E = EITHER the Third Party Costs OR the Storage Costs, as applicable.

                           For purposes of the foregoing, the variables and terms set forth below have the following meanings:

                           A = the total Nominated Volumes for each Feedstock nominated by CPC for delivery during the applicable Delivery Month that are available by WPC for delivery to CPC, MINUS the total quantities of each Feedstock that CPC is excused from purchasing hereunder during the applicable Delivery Month;

                           B = the quantities of each Feedstock actually accepted by CPC during the applicable Delivery Month;

                           C = the price per Gallon of each Feedstock payable by CPC to WPC for the applicable Delivery Month in accordance with Section 5.1 (the "Contract Price");

                           D = EITHER (i) if WPC sells the CPC Deficiency Quantity, the price per ------ Gallon obtained by WPC for such CPC Deficiency Quantity in an arm's length sale made during such Delivery Month to a third Person who is not an Affiliate of WPC, OR (ii) if WPC stores the CPC Deficiency -- Quantity, a price per Gallon equal to the Monthly average, during the applicable Delivery Month, of the Daily high and low prices per GALLON quoted by OPIS for Mont Belvieu, Texas (Non-TET) for each Feedstock for which there is a CPC Deficiency Quantity during such Delivery Month ((i) or (ii), as applicable, being herein called the "Alternate
                                            Price").

                                    "Third Party Costs" shall mean, if WPC sells the CPC Deficiency Quantity, all Transportation Costs and fractionation costs, if applicable, reasonably incurred by WPC in connection with the sale of the CPC Deficiency Quantity (without duplication of any Transportation Costs or fractionation costs previously paid by CPC under Section 4.5).

                                    "Storage Costs" shall mean, if WPC stores the CPC Deficiency Quantity, Transportation Costs and fractionation costs, if applicable, reasonably incurred by WPC to and at the storage facility of the CPC Deficiency Quantity (without duplication of any Transportation Costs or fractionation costs previously paid by

                                    CPC under Section 4.5), which Transportation
                                    Costs and fractionation costs shall not
                                    exceed the Transportation Costs and
                                    fractionation costs, if applicable,
                                    reasonably incurred in connection with such CPC Deficiency Quantity if it were transported to and at Mont Belvieu, Texas.

                  (b) If the Alternate Price exceeds the Contract Price by more than one (1) cent ($0.01) per Gallon, the amount computed in accordance with the first grammatical sentence of Section 4.6 shall not be paid, and instead WPC shall pay CPC, in accordance with Article XI, an amount calculated as follows:

                      [[(D-C) - $0.01/Gallon] x (A-B)] - E]

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.


                  (c) It is understood and agreed that the CPC Deficiency Quantity shall always be equal to or greater than zero (0) and shall never exceed the Nominated Volumes for the applicable Delivery Month.

                  (d) In disposing of Feedstock in a situation where a Keep Whole Disposition Amount is applicable, WPC shall use every reasonable effort to dispose of same at the highest possible spot purchase price, taking into consideration the location of the Refinery, the prior notice given by CPC to WPC, and other factors beyond WPC's control.

                                    ARTICLE V
                                      PRICE

                  5.1 Except as otherwise provided herein, CPC shall pay WPC for
* the Feedstock(s) purchased hereunder a price equal to [REDACTED] as quoted by the Oil Price Information Service ("OPIS") for Mont Belvieu, Texas (Non-TET) on the last five (5) Business Days of the Month prior
*        to the Delivery Month plus Transportation Costs plus [REDACTED] per
         Gallon.

                  5.2 Except as otherwise provided herein, WPC shall pay CPC for
* the Refinery Products purchased hereunder [REDACTED] (the "Netback Percentage") of (i) the Netback Price, if such Refinery Products are immediately sold by WPC, or (ii) a price equal to the Monthly average of the Daily high and low prices of each Refinery Product delivered during the Delivery Month as quoted by OPIS for Mont Belvieu, Texas (Non-TET), less Transportation Costs or T&F Costs to and at Mont Belvieu, Texas, if such Refinery Products are stored by WPC for its own account during the applicable Delivery Month. WPC shall use every reasonable effort to obtain the highest Netback Price for Refinery Products. Notwithstanding the foregoing, it is understood and agreed that WPC's share of the Netback Price received from the
*        disposition of Refinery Products (i.e., the [REDACTED], shall never be
* less than [REDACTED] per Gallon of the Refinery Products delivered to WPC at the Delivery Point. WPC agrees to use commercially reasonable efforts to maximize the value to CPC in connection with the disposition of Refinery Products.

         5.3 With respect to any Mixed Butanes or other mixed Feedstocks or Refinery Products delivered hereunder, the price paid shall be based on the primary components of each Feedstock or Refinery Product which meet the specifications set forth in Exhibits A or B, as applicable, contained in such Mixed Butanes or other mixed Feedstocks or Refinery Products.

                                      -15

         5.4 If for any reason the OPIS index for a particular Feedstock or Refinery Product should cease to be published, the Parties agree promptly and in good faith to negotiate a mutually satisfactory Alternate Index or substitute methodology for calculating the price for such Feedstock or Refinery Product (the "Alternate Index"). If, on or before thirty (30) Days after the index used to determine the price ceases to be published, the Parties are unable to agree on an Alternate Index upon which to base the calculation of the price, the Parties shall submit such determination to the alternative dispute resolution procedures in accordance with the provisions of Article XIII hereinafter, which alternative dispute resolution procedures will determine the Alternate Index. From the date on which the index price used to determine the price for a particular Feedstock or Refinery Product ceases to be available until the Alternate Index is determined, the price for such Feedstock or Refinery Product shall be the average of the prices in effect (or that would have been in effect) during the twelve (12) Months preceding the Month in which the index upon which the price was based ceased to be available, which price shall be effective until the effective date of the Alternate Index determined as set forth in this
Section 5.4. Upon the determination of an Alternate Index, the price will be adjusted retroactively to the date on which the index upon which the price previously was based ceased to be available, plus interest thereon at the Base Rate.

         5.5 Every five (5) Years after the Effective Date of this Agreement, either Party shall have the option to open this Agreement solely for the purpose of renegotiating the pricing provisions hereof. To exercise such option, a Party at least ninety (90) Days before the expiration of such five (5) Year period must provide to the other Party written notification (the "Renegotiation Notice") of its desire to renegotiate the price for the Feedstocks or Refinery Products sold and purchased hereunder. In any such renegotiations, the Parties shall continue to recognize that the price for Feedstocks and/or Refinery Products must reflect market prices for Feedstocks and/or Refinery Products in El Paso, Texas. If, after negotiating in good faith for a period of ninety (90) Days following the date of the Renegotiation Notice, the Parties are unable to agree upon a mutually acceptable price for such Feedstock(s) or Refinery Product(s), the matter shall be submitted to the alternative dispute resolution procedures as provided in Article XIII hereof. During the period while negotiations are ongoing until (i) a new price is agreed to or (ii) a new price is established as provided herein, the price for the Feedstock or the Refinery Product sold and purchased hereunder shall be determined in accordance with the pricing formula that was applicable immediately prior to the date of the Renegotiation Notice. If a new price is established under this Section 5.5, whether by renegotiation, arbitration, or otherwise, such new price shall be effective as of, and shall, if necessary, be made retroactive to, the first Day of the applicable five (5) Year period immediately following the Renegotiation Notice, plus interest thereon at the Base Rate.

         5.6 In the event conditions change such that this Agreement causes, or could reasonably be expected to cause, a material long term economic or operational hardship to either Party, upon the written request of either Party, CPC and WPC shall meet to renegotiate in good faith such burdensome terms and provisions so as to make them fair and equitable. Such renegotiations shall occur within thirty (30) Days of the date of the non-requesting Party's receipt of such written request for such renegotiations. If the parties are unable to agree on new provisions to replace such burdensome terms and provisions within ninety (90) Days of the non-

                                      -16

requesting Party's receipt of such written request, the matter shall be submitted to the alternative dispute resolution procedures set forth in Article XIII hereof. It is understood and agreed that the rights granted in this Section
5.6 can only be used by a Party to commence good faith renegotiations once during each Year during the term hereof. If new provisions are agreed upon under this Section 5.6, whether by renegotiation, arbitration, or otherwise, such new provisions shall be effective as of, and shall, if necessary, be made retroactive to, the date on which the notice commencing renegotiations under this Section 5.6 was given, plus interest thereon at the Base Rate.

                                   ARTICLE VI
                                   DELIVERIES

         6.1 The Feedstock to be sold by WPC hereunder shall be delivered by WPC (or at WPC's direction) to CPC or to CPC's designated representative for the account of CPC, at the Delivery Points (as defined in Section 6.2). The Refinery Products to be sold hereunder by CPC to WPC shall be delivered by CPC at the Delivery Points in Section 6.2.

         6.2 The point(s) of delivery for Feedstock and Refinery Product sold and delivered hereunder (hereinafter the "Delivery Point(s)") shall be determined as follows:

         (a) In the event delivery is to be to or from a pipeline, the Delivery Point shall be located, and delivery of Feedstock or Refinery Product shall be deemed to occur, at the point at which Feedstock or Refinery Product passes the pipeline meter. If pipeline delivery is by in-line inventory transfer, delivery shall be deemed to occur on the date and time that the relevant pipeline carrier advises CPC and WPC, by product transfer order, book transfer, or letter of transfer, that Feedstock or Refinery Product shall be transferred to CPC's account, and the Delivery Point shall be the location of the Feedstock or Refinery Product in the pipeline of the pipeline carrier on the Day and time that such in-line transfer of Feedstock or Refinery Product is deemed to occur. The Parties hereto understand and agree that WPC has no control over the operations of the pipeline carrier and therefore cannot control when Feedstock transfer to CPC's account or Refinery Product transfer to WPC's account by the pipeline carrier will, in fact, occur.

         (b) In the event delivery is to be by a rail car, truck, or barge owned, operated, leased, or hired by WPC or CPC, the Delivery Point shall be located, and delivery of Feedstock or Refinery Product shall be deemed to occur, at the point at which the Feedstock or Refinery Product passes from the flange connecting WPC's or CPC's owned, operated, leased, or hired rail car, truck, or barge to the receiving facility equipment of CPC or WPC, whether said rail car, truck, or barge is unloaded by CPC or WPC directly or on behalf of CPC or WPC through CPC's or WPC's agent.

         (c) In the event delivery is into or from a storage facility, except as provided below in this Section 6.1, the Delivery Point shall be located, and delivery of Feedstock shall be deemed to occur, at the point at which the Feedstock passes the flange between the delivering or receiving line of the storage facility and the receiving or delivering equipment, as applicable. If delivery is by in-storage transfer, delivery of Feedstock shall be deemed to occur on the date and time that the operator of the storage facility advises WPC and CPC by product transfer order, book transfer, or letter of transfer, that Feedstock shall be transferred to CPC's account, and the Delivery Point shall be the storage facility in which the Feedstock is then located; provided, however, that in the case of an in-storage transfer of Feedstock located in a storage facility wholly owned by WPC or leased by WPC and in which CPC owns no interest (leased or otherwise), for purposes of determining when possession and control of the Feedstock in storage and the risk of loss, damage, and liability associated therewith passes from WPC to CPC the Delivery Point shall be the point at which the Feedstock passes the discharge flange of WPC's owned or leased storage facility connecting the delivering line to the receiving line. To the extent that WPC does not operate the storage facility, the parties hereto understand and agree that WPC cannot control when the Feedstock transfer to CPC's account by the storage facility will, in fact, occur.

         6.3 Title to and risk of loss associated with the Feedstocks delivered hereunder shall pass from WPC to CPC upon the commencement of the delivery of such Feedstocks at the Delivery Point unless such Feedstock is rejected in accordance with Article VII. CPC shall be responsible for all risk of loss, damage, or liability to the extent that any such loss, liability, or damage arises from acts or omissions occurring after the commencement of physical delivery of the Feedstock at and downstream of the Delivery Point(s), unless such Feedstock is rejected in accordance with Article VII. In the event delivery of the Feedstock sold hereunder is by in-storage transfer of Feedstock, title to the Feedstock shall pass from WPC to CPC at the point in time when such in-storage transfer shall be deemed to have occurred as provided in Section 6.2, above.

         6.4 Except for Type B Offspec Refinery Products, title to and risk of loss associated with the Refinery Products delivered hereunder shall pass from CPC to WPC upon the commencement of the delivery of such Refinery Products at the Delivery Points, unless such Refinery Products are rejected in accordance with Article VII. WPC shall be responsible for all risk of loss, damage, or liability to the extent that any such loss, liability, or damage arises from acts or omissions occurring after the commencement of physical delivery of the Refinery Product at and downstream of the Delivery Point(s), unless such Refinery Products are rejected in accordance with Article VII. Except for Type A Offspec Refinery Product, title to and risk of loss associated with Offspec Refinery Products delivered hereunder shall remain with CPC until such Offspec Refinery Products meet the specifications set forth in Section 7.2 hereinafter.

         6.5 The following rules shall be applicable to the transportation, loading, and unloading of Feedstocks or Refinery Products at the Delivery Point:

                  (a) If rail cars subject to payment of demurrage or any other similar charges to a third Person not affiliated with either Party are used to deliver Feedstock to the Delivery Point or to transport Refinery Products from the Delivery Point, CPC agrees to unload or load, as the case may be, and start the relevant cars on the return trip in accordance with the detention policy of the owner or operator of such rail car equipment and CPC further agrees to pay any and all such charges that may be due thereunder.

                  (b) CPC shall be liable for the payment of invoices from the railroad for demurrage and hazardous materials storage charges incurred by WPC as the prepaid shipper due to CPC's inability to receive a rail car and/or have a rail car placed on CPC's siding; and

                  (c) Rail cars shall not be diverted while in transit except upon prior written authorization of WPC. Any charge incurred by WPC for the diversion of rail cars by CPC shall be for the account of CPC.

                  (d) If WPC's owned or leased trucks are used to deliver Feedstock to the Delivery Point or to transport Refinery Products from the Delivery Point, CPC agrees to unload or load, as the case may be, immediately upon arrival at the Delivery Point, and CPC's failure to do so shall render CPC liable to WPC for damages incurred as a result of such delay.

                  (e) For Feedstock sold hereunder, WPC will be liable for all rail car shortages claimed by CPC in excess of one percent (1%) of the net Gallons reflected on the bill of lading and acknowledged by the railroad agent's signature prior to unloading; provided, however, that such shortages, if any, are reported in writing to WPC within twenty-four (24) hours after delivery by the carrier and prior to the unloading of the shipment in which the relevant shortage occurs. CPC shall ask WPC for permission to unload, and WPC, at its expense, shall have the right to inspect each car at its destination within forty-eight (48) hours after receipt of written notice of such shortage. All demurrage charges arising from the failure of WPC to release the car for unloading within such forty-eight
                           (48) hour period shall be paid by WPC. Similarly, WPC shall be liable for all truck shortages claimed by CPC in excess of three percent (3%) of the net Gallons reflected on the bill of lading; provided, however, that such shortages, if any, are noted on the delivery ticket and acknowledged by the truck driver's signature prior to unloading. The failure of CPC to observe this provision or any action by CPC which impedes identification of an alleged defect shall operate as a waiver of CPC's rights to make any such claim.

                  (f) For Refinery Products purchased hereunder, CPC will be liable for all rail car shortages claimed by WPC in excess of one percent (1%) of the net Gallons reflected on the bill of lading and acknowledged by the railroad agent's signature prior to unloading; provided, however, that such shortages, if any, are reported in writing to CPC within twenty-four (24) hours after delivery by the carrier and prior to the unloading of the shipment in which the relevant shortage occurs. WPC shall ask CPC for permission to unload, and CPC, at its expense, shall have the right to inspect each car at its destination within forty-eight (48) hours after receipt of written notice of such shortage. All demurrage charges arising from the failure of CPC to release the car for unloading within such forty-eight
                           (48) hour period shall be paid by CPC. Similarly, CPC shall be liable for all truck shortages claimed by WPC in excess of three percent (3%) of the net Gallons reflected on the bill of lading; provided, however, that such shortages, if any, are noted on the delivery ticket and acknowledged by the truck driver's signature prior to unloading. The failure of WPC to observe this provision or any action by WPC which impedes identification of an alleged defect shall operate as a waiver of WPC's rights to make any such claim.

Notwithstanding the foregoing, if the detention and/or demurrage charges set forth above are insufficient to cover any such charges paid by WPC to such third Person not affiliated with WPC, CPC shall reimburse WPC for such amounts.

         6.6 If, CPC uses a rail car, truck, or barge leased by WPC for purposes other than those contemplated by WPC's lease, CPC shall be responsible for, and agrees to indemnify and hold WPC harmless from and against, all costs, liabilities, and expenses arising out of, or in any way associated with, CPC's use of such equipment, including, but not limited to, cleaning and inspection costs and additional rental fees for such equipment and/or for other equipment required to be leased as a result of CPC's use.

                                   ARTICLE VII
                                     QUALITY

         7.1 All Feedstocks sold by WPC and purchased by CPC hereunder shall meet the specifications set forth in Exhibit A, attached hereto and made a part hereof. CPC shall have the right to reject Feedstock which fails to meet such quality specifications ("Offspec Feedstock"). All costs associated with the return of Offspec Feedstock shall be borne by WPC.

         7.2 All Refinery Products sold by CPC and purchased by WPC hereunder shall meet the specifications set forth in Exhibit B, attached hereto and made a part hereof. WPC shall have the right to reject any Refinery Product which fails to meet such quality specifications ("Offspec Refinery Product"). All Offspec Refinery Products shall be deemed to be either Type A Offspec Refinery Products or Type B Refinery Products. "Type A Refinery Products" are Offspec Refinery Products of sufficient quality to permit them to be sold to a third Person not Affiliated with CPC or WPC at a discount off the price provided for Refinery Products in Article V and which do not contain any of the materials listed in Exhibit C above the limits specified therein. "Type B Offspec Refinery Products" are all Offspec Refinery Products that contain any of the materials listed in Exhibit C above the limits for such materials specified therein. All costs associated with the return and/or disposal of Offspec Refinery Product shall be borne by CPC.

         7.3 Should the Feedstock delivered hereunder to CPC, or to CPC's designated representative for the account of CPC, fail at any time to conform to the specifications set forth in Exhibit A, either Party shall notify the other Party of any such failure, and WPC immediately shall undertake and diligently pursue such acts as may be necessary to correct such failure, including treatment to the extent such treatment is economical in WPC's opinion, so as to deliver Feedstock conforming to the specifications set forth above; but nothing contained in this Article VII or any other part of this Agreement shall be construed to affect CPC's right, at any time and from time to time, to reject any Feedstock not conforming to said specifications and to refuse or suspend receipt until it is established to CPC's reasonable satisfaction that subsequent deliveries of Feedstock will conform to said specifications. The term of this Agreement shall not be extended by the length of time of any period or periods when deliveries have been rejected, refused, or suspended as provided for herein. Notwithstanding the foregoing, the knowing acceptance by CPC of any Offspec Feedstock shall constitute a waiver by CPC of any and all other rights and remedies available to CPC under this Agreement or otherwise with respect to WPC's tender of such Offspec Feedstock and all risk of loss, damage, or liability arising out of CPC's ownership, control, possession, or use of such Offspec Feedstock shall pass to and be borne by CPC. If it is subsequently determined that CPC unknowingly accepted Offspec Feedstock, the Parties will mutually agree upon a discounted price for such Offspec Feedstock to reflect its diminution in value from Feedstock meeting the specifications hereof. If the Parties are unable to agree on a mutually acceptable discount price for such Offspec Feedstock, the matter shall be subjected to the alternative dispute resolution procedures set forth in Article XIII hereinafter.

         7.4 Should the Refinery Products delivered hereunder to WPC, or to WPC's designated representative for the account of WPC, fail at any time to conform to the specifications set forth in Exhibit B, either Party shall notify the other Party of any such failure, and CPC immediately shall undertake and diligently pursue such acts as may be necessary to correct such failure, including treatment to the extent such treatment is economical in CPC's opinion, so as to deliver Refinery Product conforming to the specifications set forth above; but nothing contained in this Article VII or any other part of this Agreement shall be construed to affect WPC's right, at any time and from time to time, to reject any Refinery Product not conforming to said specifications and to refuse or suspend receipt until it is established to WPC's reasonable satisfaction that subsequent deliveries of Refinery Product will conform to said specifications. The term of this Agreement shall not be extended by the length of time of any period or periods when deliveries have been rejected, refused, or suspended as provided for herein. Notwithstanding the foregoing, the knowing acceptance by WPC of any Type A Offspec Refinery Product shall constitute a waiver by WPC of any and all other rights and remedies available to WPC under this Agreement or otherwise with respect to CPC's tender of such Type A Offspec Refinery Product, and all risk of loss, damage or liability arising out of WPC's ownership, control , possession, or use of such Type A Offspec Refinery Product shall pass to and be borne by WPC. If it is subsequently determined that WPC unknowingly accepted Offspec Refinery Products, the Parties will mutually agree upon a discounted price for such Offspec Refinery Products to reflect their diminution in value from Refinery Products meeting the specifications hereof. If the Parties are unable to agree on a mutually acceptable discount price for such Offspec Refinery Products, the matter shall be subjected to the alternative dispute resolution procedures set forth in Article XIII hereunder. CPC agrees to INDEMNIFY and HOLD HARMLESS WPC, its Affiliates, and their respective officers, directors, employees, agents, and contractors, from all actual losses, costs, expenses, claims (including, without limitation, personal injury or property damage claims), damages, and causes of action, including, without limitation, reasonable attorneys' fees and costs of court (collectively, the "Losses") incurred by WPC, such Persons, or such Affiliates arising out of, or in any way associated with, the delivery to WPC of Propane that fails to meet the specifications set forth in Exhibit B and is unknowingly accepted by WPC.

                                  ARTICLE VIII
                                WARRANTY OF TITLE

         8.1 WPC warrants title to all Feedstocks sold and delivered by it to CPC, and further warrants that WPC has the right to sell such Feedstocks and that such Feedstocks meet the quality specifications as set forth herein and are free from all liens, claims, or other charges. THERE ARE, HOWEVER, NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, OR AGAINST INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHERWISE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY WPC AND EXCLUDED FROM THIS AGREEMENT.

         8.2 CPC warrants title to all Refinery Products sold and delivered by it to WPC, and further warrants that CPC has the right to sell such Refinery Products and that such Refinery Products meet the quality specifications as set forth herein and are free from all liens, claims or other charges. THERE ARE, HOWEVER, NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, OR AGAINST INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHERWISE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY CPC AND EXCLUDED FROM THIS AGREEMENT.

                                   ARTICLE IX
                                      TAXES

         9.1 WPC shall be liable for and shall pay, or cause to be paid, or reimburse CPC, if CPC has paid, all Taxes (other than environmental Taxes, which environmental Taxes include, without limitation, Taxes imposed under Sections 4611, 4612, 4661, 4662, 4771, and 4772 and successor sections of the Internal Revenue Code) applicable to the Feedstock sold hereunder upstream of the Delivery Point(s). If CPC is required to remit such Tax, the amount thereof shall be deducted from any sums becoming due to WPC hereunder. CPC shall be liable for and shall pay, cause to be paid, or reimburse WPC, if WPC has paid, all environmental Taxes and all Taxes applicable to the sale and/or delivery of Feedstock hereunder at and downstream of the Delivery Point(s) including any Taxes imposed or collected by a taxing authority with jurisdiction over CPC, provided, however, when laws, ordinances or regulations permit or impose upon WPC the obligation to collect or pay Taxes applicable to the sale and/or delivery of Feedstock hereunder at the Delivery Point, WPC shall collect all such Taxes from CPC, which shall be in addition to the applicable Price, and remit the same to the appropriate governmental authority, unless CPC furnishes a certificate of exemption. WPC SHALL INDEMNIFY, DEFEND, AND HOLD CPC HARMLESS FROM AND AGAINST ANY LIABILITY WITH RESPECT TO THE TAXES FOR WHICH WPC IS LIABLE.

         9.2 CPC shall be liable for and shall pay, or cause to be paid, or reimburse WPC, if WPC has paid, all Taxes (other than environmental Taxes, which environmental Taxes include, without limitation, Taxes imposed under Sections 4611, 4612, 4661, 4662, 4771, and 4772 and successor sections of the Internal Revenue Code) applicable to the Refinery Product sold hereunder upstream of the Delivery Point(s). If WPC is required to remit such Tax, the amount thereof shall be deducted from any sums becoming due to CPC hereunder. WPC shall be liable for and shall pay, cause to be paid, or reimburse CPC, if CPC has paid, all environmental Taxes and all Taxes applicable to the sale and/or delivery of Refinery Product hereunder at and downstream of the Delivery Point(s) including any Taxes imposed or collected by a taxing authority with jurisdiction over WPC, provided, however, when laws, ordinances or regulations permit or impose upon CPC the obligation to collect or pay Taxes applicable to the sale and/or delivery of Refinery Product hereunder at the Delivery Point, CPC shall collect all such Taxes from WPC, which shall be in addition to the applicable Price, and remit the same to the appropriate governmental authority, unless WPC furnishes a certificate of exemption. CPC SHALL INDEMNIFY, DEFEND, AND HOLD WPC HARMLESS FROM AND AGAINST ANY LIABILITY WITH RESPECT TO THE TAXES FOR WHICH CPC IS LIABLE.

         9.3 While this Agreement remains in effect, CPC shall pay to WPC on demand, from time to time, all amounts necessary to compensate WPC for any New Taxes incurred by WPC after the Effective Date of this Agreement applicable to the sale and/or delivery of Feedstock at and downstream of the Delivery Point(s), and CPC SHALL INDEMNIFY, DEFEND, AND HOLD WPC FREE AND HARMLESS FROM AND AGAINST ANY LIABILITY WITH RESPECT TO ALL SUCH NEW TAXES. WPC will notify CPC of the enactment of any New Taxes as promptly as practical after it obtains knowledge thereof. WPC will furnish CPC with a statement setting forth the basis and amount of each request by WPC for compensation under this Section 9.3. It is understood and agreed that the enactment of any material New Taxes shall constitute a hardship under the provisions of Section 5.6, above.

         9.4 To claim an exemption from payment of a Tax, a Party shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption from any Tax, and each Party agrees to cooperate with the other Party in obtaining any such exemption. In addition, WPC has provided CPC with, and CPC acknowledges receipt of, the disclosure statement from WPC (as set forth in Section 4101 of the Internal Revenue Code of 1986).

                                    ARTICLE X
                            MEASUREMENT AND ANALYSES

         10.1 On all deliveries into or out of rail cars, the quantity shall be determined by official tank car capacity tables or slip tube gauges in accordance with GAS PROCESSORS ASSOCIATION ("GPA") PUBLICATION 8162, latest revision. On all deliveries into or out of truck equipment, quantities shall be determined by meter, rotary gauge or weighing, in accordance with GPA PUBLICATIONS 8162 AND 8186, latest revision. On all deliveries into or out of pipelines, quantities shall be determined by pipeline meter in accordance with the America Petroleum Institute ("API") Manual of Petroleum Measurement Standards. For raw make mixtures, volumes of the component products shall be determined (where practical) on a mass (pound) measurement basis in accordance with the latest edition of GPA PUBLICATIONS 8173 AND 8182. On all deliveries into or out of shore tanks, quantities shall be determined either meter or gauge from a static tank in accordance with the API Manual of Petroleum Measurement Standards and based upon the practice of the relevant terminal. All quantities shall be corrected to standard conditions of sixty degrees Fahrenheit (60(degree)F) and equilibrium vapor pressure in accordance with the API Manual of Petroleum Measurement Standards, Chapter 14, Section B. The quantity and quality of Feedstock and Refinery Product covered by this Agreement shall be measured according to the current versions of the applicable standards of API and the American Society for Testing Materials, if available. Each Party shall be entitled to have its representatives present during all loadings, unloadings, tests, and measurements involving Feedstock or Refinery Product delivered hereunder. If the Parties cannot agree on measurement or quality tests results, the measurements and quality tests required to determine the volume of receipts or shipments or the conformity of the Feedstock or Refinery Product delivered to the specifications set forth herein shall be made by an independent inspector selected jointly by the Parties, the cost of which shall be shared equally by the Parties.

                                   ARTICLE XI
                               BILLING AND PAYMENT

         11.1 After delivery of Feedstock(s) hereunder, WPC shall submit an invoice to CPC by facsimile transmission setting forth the quantity of each Feedstock delivered, the price for such Feedstock, the amount due hereunder for such quantities, and such other information and detail as may be mutually agreeable to the Parties. CPC shall remit by wire transfer of funds, into an account designated by WPC, any amounts due no later than ten (10) Days after CPC's receipt of WPC's invoice. If the Day on which any payment is due is not a Business Day, then the relevant payment shall be due upon the immediately preceding Business Day, except if such payment due date is a Sunday or Monday, then the relevant payment shall be due upon the immediately succeeding Business Day.

         11.2 After delivery of Refinery Products hereunder, CPC shall submit a statement to WPC by facsimile transmission setting forth the quantity of each Refinery Product delivered to WPC. By not later than thirty (30) Days after the receipt of CPC's statement, WPC shall provide CPC with a statement setting forth the price or Netback Price, as applicable, of such Refinery Products, the amount due CPC for such Refinery Products, and such other information and detail as may be mutually agreeable to the Parties, along with payment for such Refinery Products, which shall be remitted by wire transfer of funds into an account designated by CPC. If the Day on which any payment is due is not a Business Day, then the relevant payment shall be due upon the immediately preceding Business Day, except if such payment due date is a Sunday or Monday, then the relevant payment shall be due upon the immediately succeeding Business Day.

         11.3 If CPC or WPC should fail to remit any amounts in full when due as required hereunder, or if any adjustments are made under this Agreement, including, without limitation, adjustments as the result of the conclusion of any audits or as a result of the resolution of a billing dispute, interest on the unpaid portion shall accrue from the date upon which such payment should have been made hereunder until paid in full at the Base Rate. All such accrued interest shall be added to the amount reflected as being owed hereunder by either CPC or WPC, as the case may be, on the next invoice or by separate invoice.

         11.4 If a good faith dispute arises as to the amount payable in any statement, the amount not in dispute shall be paid. If either Party elects to withhold any payment otherwise due as a consequence of such good faith dispute, the withholding Party shall provide the other Party with written notice of its reasons for withholding payment, and shall simultaneously place the disputed amount into an escrow account at a mutually acceptable commercial bank, pending resolution of the dispute. Any such dispute shall be resolved in accordance with the alternative dispute resolution procedures of Article XIII. The performance of both Parties under this Agreement shall continue pending the outcome of such procedures. If it is subsequently determined, whether by mutual agreement of the Parties or otherwise, that the withholding Party is required to pay all or any portion of the disputed amounts to the other Party, the withholding Party, in addition to paying over such amounts, shall also pay interest accrued on such amounts from the original due date until paid, at the Base Rate.

         11.5 No retroactive adjustments may be made for any overcharge or undercharge after a period ending twenty-four (24) Months from the end of the Month in which the Feedstock or Refinery Product invoice or statement forming the basis of the overcharge or undercharge was delivered or not delivered, as the case may be, unless a claim for such adjustment shall have been presented prior to the end of such period. Any payment with respect to a retroactive adjustment shall include an amount equal to interest on all amounts past due from the date of the initial payment at the Base Rate, except in instances where neither Party knew or could have known that the overcharge or undercharge occurred, in which case interest shall run from the date of demand for payment.

         11.6 Either Party, upon notice in writing to the other, shall have the right at reasonable hours to audit the accounts and records relating to the accounting or billing under the provisions of any article hereof; provided, however, that the auditing Party must take written exception to and make claim upon the other Party for all discrepancies disclosed by said audit within twenty-four (24) Months of the rendition of any statement or invoice forming the basis of such claim. Such audit shall be conducted by the auditing Party's representative or auditor at the auditing Party's expense.

         11.7 All payments will be made without setoff or counterclaim; provided, however, that upon a Party's (the defaulting Party) failure to make payment of undisputed amounts on the due date, the other Party (the non-defaulting Party) may, at its option and in its discretion, setoff against any amounts owed to the defaulting Party any amounts owed by the defaulting Party under this Agreement or otherwise. The obligations of the non-defaulting Party and the defaulting Party under this Agreement in respect of such amounts shall be deemed satisfied and discharged to the extent of any such setoff. The non-defaulting Party will give the defaulting Party notice of any setoff made under this Section 11.7 as soon as practicable after the setoff is made provided that failure to give such notice shall not offset the validity of the setoff.

         11.8 ALL DISPUTES ARISING UNDER THIS ARTICLE XI THAT ARE NOT OTHERWISE RESOLVED AS PROVIDED HEREIN SHALL BE SUBMITTED TO THE ALTERNATIVE DISPUTE RESOLUTION PROCEDURES AS SET FORTH IN ARTICLE XIII HEREOF. TO THE EXTENT THAT ANY SUCH UNRESOLVED DISPUTE HAS NOT BEEN SUBMITTED TO SUCH ALTERNATIVE DISPUTE RESOLUTION PROCEDURES WITHIN TWENTY-FIVE (25) MONTHS AFTER THE EVENT CAUSING THE DISPUTE IS DISCOVERED OR REASONABLY SHOULD HAVE BEEN DISCOVERED, THE PARTY ASSERTING THE CLAIM IN DISPUTE SHALL BE DEEMED TO HAVE WAIVED ANY SUCH CLAIM AND ALL RIGHTS HEREUNDER WITH RESPECT THERETO.

                                   ARTICLE XII
                                  FORCE MAJEURE

         12.1 In the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that upon such Party's giving notice and reasonably full particulars of such Force Majeure in writing to the other Party after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. This Agreement shall not be terminated by reason of any such cause, but shall remain in full force and effect, and this Agreement shall not be extended regardless of such curtailment or cessation.

         12.2 The term "Force Majeure" as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, or storms, tornado, hurricane, or storm warnings which in any Parties' judgment require the precautionary shutdown of the Refinery or any operating units thereof, or modes of transportation used by WPC to supply Feedstocks to the Refinery, or transport Refinery Products from the Refinery, floods, washouts, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage or accident to equipment, machinery or lines of pipe, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any Party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (both federal, state and local), shutdowns of the Refinery or any operating units thereof or modes of transportation used by WPC to supply Feedstocks to the Refinery, or transport Refinery Products from the Refinery, due to explosion or other extraordinary incident, or any other causes, whether of the kind herein enumerated or otherwise, which were not reasonably foreseeable on the Effective Date, and which are not within the control of the Party claiming suspension and which such Party is unable to overcome by the exercise of due diligence. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the discretion of the Party having difficulty. The term "Force Majeure" shall also include any event of Force Majeure occurring with respect to the facilities or services of either CPC's or WPC's third Party suppliers or customers delivering or receiving any product, fuel, feedstock, or other substance necessary to the performance of such Party's obligations, and shall also include curtailment or interruption of deliveries or service by such third Party suppliers or customers as a result of an event of Force Majeure. It is expressly agreed by the Parties that neither (i) CPC's inability economically to use Feedstock purchased under this Agreement nor (ii) WPC's ability to sell Feedstock to a market at a more advantageous price shall constitute an event of Force Majeure.

                                  ARTICLE XIII
                    ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

         13.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or performance hereof, including, but not limited to, any disputes concerning the interpretation of the terms and provisions hereof, shall be resolved through the use of the following procedures:

                  (a) The Parties will initially attempt in good faith to resolve any disputes, controversy or claim arising out of or relating to this Agreement.

                  (b) Should the Parties directly involved in any dispute, controversy or claim be unable to resolve same within a reasonable period of time, such dispute, controversy or claim shall be submitted to the Scheduling Committee with such explanation or documentation as the Parties deem appropriate to aid the Scheduling Committee in their consideration of the issues presented. The date the matter is first submitted to the Scheduling Committee shall be referred to as the "Submission Date." The Scheduling Committee representatives shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to it within forty-five (45) Days after the Submission Date.

                  (c) If the Scheduling Committee representatives cannot so resolve any dispute, controversy, or claim submitted to it within forty-five (45) Days after the Submission Date, the Parties shall attempt in good faith to settle the matter by submitting the dispute, controversy or claim to mediation within sixty (60) Days after the Submission Date using any mediator upon which they mutually agree. If the Parties are unable to mutually agree upon a mediator within seventy-five (75) Days after the Submission Date, the case shall be referred for mediation to the office of Judicial Arbitration and Mediation

                           Services, Inc. ("JAMS") in Houston, Texas. The cost of the mediator will be split equally between the Parties unless they agree otherwise in writing.

                  (d) If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) Days of the initiation of such procedure, or if either Party will not participate in such mediation, either Party may request that the matter be resolved through arbitration by submitting a written notice (the "Arbitration Notice") to the other. Any arbitration that is conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. ss. 1 ET SEQ., and will not be governed by the arbitration acts, statutes, or rules of any other jurisdiction.

                  (e) The Arbitration Notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court for the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the liquefied petroleum gas, natural gas liquids, or petroleum refining industry to decide the issues presented for arbitration. No arbitrator shall be: a current or former director, officer, or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three Years; or an owner of any of the common stock of either Party, or its Affiliates.

                  (f) The three arbitrators shall commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the Parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. The arbitration panel shall not have the authority to award (i) punitive or exemplary damages or (ii) consequential damages, except as expressly provided herein. The arbitrators' decision must be rendered within thirty (30) Days following the conclusion of the hearing or submission of evidence, but no later than ninety (90) Days after appointment of the third arbitrator. With respect to disputes regarding price or any redeterminations thereof under
                           Article V or the selection of an Alternate Index under Section 5.3, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. A majority of the arbitrators shall approve the final offer of one Party without modification, and reject the offer of the other Party.

                  (g) The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Party shall be responsible for its own expenses and those of its counsel or other representatives. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Party. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing Party shall be entitled to recover reasonable attorneys' fees and court costs in any court proceeding relating to the enforcement or collection of any award or judgment rendered by the arbitration panel under this Agreement.

                  (h) All deadlines specified herein may be extended by mutual written agreement of the Parties. The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a Party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the Parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation, including, without limitation, contractual limitation periods provided for in this Agreement, shall be tolled while the procedures specified in this

                           Section are pending. The Parties will take all actions, if any, necessary to effectuate the tolling of any applicable statutes of limitation.

                                   ARTICLE XIV
                              LIMITATION OF DAMAGES

         14.1 Unless performance is excused by another provision of this Agreement, if WPC fails to deliver the Nominated Volumes of Feedstock during a Delivery Month during the term of this Agreement, WPC shall pay CPC the WPC Deficiency Amount. "WPC Deficiency Amount" shall mean the following:

                  [(F-G) x (H-I)] + J + K

                  where

                  F-G= the WPC Deficiency Quantity which shall always be equal to or greater than zero (0);

                  H-I= the CPC Alternate Price which shall never be less than zero (0);

                  J= the costs reasonably incurred by CPC in replacing the WPC Deficiency Quantity pursuant to an arm's length purchase of such WPC Deficiency Quantity from a third Person, including, but not limited to, CPC's transportation and storage costs; and

                  K= CPC's administrative and operational costs associated with the WPC Deficiency Quantity, which shall equal [$0.0025/Gallon X (F-G)], and which shall constitute liquidated damages hereunder.

                  For purposes of the foregoing, the variables and terms set forth below have the following meanings:

                  F= the total Nominated Volumes for each Feedstock nominated by CPC for delivery during the applicable Delivery Month, MINUS the total quantities of each Feedstock that WPC is excused from delivering hereunder during the applicable Delivery Month;

                  G= the quantities of each Feedstock actually delivered by WPC during the applicable Delivery Month;

                  H= the price obtained by CPC for the WPC Deficiency Quantity in an arm's length purchase of such WPC Deficiency Quantity from a third Person; and

                  I= the price of each Feedstock payable by CPC to WPC for the applicable Delivery Month in accordance with
                           Section 5.1.

         14.2 FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, EXCLUDING LOST PROFITS, AND SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND ALL OTHER REMEDIES OR DAMAGES ARE WAIVED. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY INDEMNITY PROVISION HEREOF) FOR PUNITIVE OR EXEMPLARY DAMAGES IN TORT OR CONTRACT. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES. THE PRECEDING SENTENCE SHALL NOT BE CONSTRUED AS LIMITING THE OBLIGATION OF EITHER PARTY HEREUNDER TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, BUT EXCLUDING CLAIMS FOR SUCH DAMAGES UNDER ARTICLE IX. TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO ANY PROVISION OF THIS AGREEMENT IS AGREED BY THE PARTIES TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, AND THAT SUCH PAYMENT CONSTITUTES A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES.

                                   ARTICLE XV
                                  MISCELLANEOUS

         15.1 This Agreement and the operations hereunder shall be subject to the valid and applicable federal and state laws and the valid and applicable orders, laws, local ordinances, rules, and regulations of any local, state or federal authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, laws, rules, or regulations in any forum having jurisdiction in the premises. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement,
(i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable. If a provision of this Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, the foregoing event shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

         15.2 THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

         15.3 This Agreement, including, without limitation, all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by both Parties that expressly amends this Agreement. No waiver by CPC or WPC of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such wavier.

         15.4     (a)      Subject in all respects to Section 15.4(b), the
                           terms, covenants, and conditions of this Agreement shall inure to and be binding upon the Parties and their respective successors and permitted assigns, including, but not limited to, any and all subsequent owners of the Refinery, but (i) neither Party may assign all or any part of its rights under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, (ii) either Party may assign its rights hereunder to any Affiliate of such Party without the approval of the other Party (but such assignment shall in no way relieve or release the assigning
                           Party from any obligations hereunder, whether accrued or unaccrued, unless agreed to in writing by the non assigning Party and (iii) either Party may, for collateral purposes, mortgage, pledge, encumber, or grant a security interest in or a lien on its interest in this Agreement and/or its rights hereunder to any commercial bank, trustee, or other
                           Person acting on behalf of any such commercial bank, but only with the prior written consent of the other
                           Party, such consent not to be unreasonably withheld.
                           Any transfer or assignment in violation of this
                           Section 15.4 shall be void.

                  (b) It is understood and agreed that CPC may assign all (but not less than all) its rights under this Agreement in connection with the assignment, sale, transfer, or other disposition (collectively, a "Disposition") of the Refinery to a third Person who is not an Affiliate of either Party (such third Person being herein called the "Transferee"), but only with the prior written consent of WPC, such consent not to be unreasonably withheld. CPC shall provide WPC with written notice of the Disposition prior to its consummation, including in such notice the name of the proposed Transferee. Within thirty
                           (30) Days after WPC's receipt of such notice, WPC shall deliver to CPC a written notice (the "Assignment Notice") that (i) WPC consents to the assignment of this Agreement to the proposed Transferee or (ii) WPC does not consent to such assignment, together with a statement of WPC's reasons for withholding its consent If WPC fails to deliver such Assignment Notice within such thirty
                           (30) Day period, WPC shall be deemed to have consented to such assignment. If WPC consents to such assignment, the Transferee shall assume all obligations of CPC under this Agreement upon consummation of the Disposition, and CPC shall have no further liability hereunder.

                           If WPC withholds its consent hereunder, then, within thirty (30) Days after CPC's receipt of WPC's Assignment Notice, either Party may terminate this Agreement, effective upon consummation of the Disposition.

         15.5 With the other documents required hereunder, WPC shall provide to CPC a Material Safety Data Sheet for each Feedstock delivered hereunder. CPC acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Feedstock sold hereunder, which may require that warning be communicated to or other precautionary action taken with all Persons handling, coming into contact with, or in any way concerned with the Feedstock sold hereunder. CPC assumes as to its employees, independent contractors, and subsequent purchasers of the Feedstock sold hereunder all responsibility for all such necessary warnings or other precautionary measures relating to hazards to person and property associated with the Feedstock sold hereunder and, furthermore, CPC shall defend at its own expense, indemnify fully and hold harmless WPC and its parents, subsidiaries and Affiliates and its and their agents, officers, directors, employees, representatives, successors and assigns from and against any and all liabilities; losses; damages; demands; claims; penalties; fines; actions; suits; legal, administrative or arbitration or alternative dispute resolution proceedings; judgments, orders, directives, injunctions, decrees or awards of any jurisdiction; costs, and expenses (including, but not limited to, attorneys' fees and related costs) arising out of or in any manner related to CPC's failure to provide necessary warnings or other precautionary measures in connection with the Feedstock sold hereunder.

         15.6 With the other documents required hereunder, CPC shall provide to WPC a Material Safety Data Sheet for each Refinery Product and Type A Offspec Refinery Product delivered hereunder. WPC acknowledges that there may be hazards associated with the loading, unloading, transporting, handling, or use of the Refinery Product and Type A Offspec Refinery Product sold hereunder, which may require that warning be communicated to or other precautionary action taken with all Persons handling, coming into contact with, or in any way concerned with the Refinery Product and Type A Offspec Refinery

Product sold hereunder. WPC assumes as to its employees, independent contractors, and subsequent purchasers of the Refinery Product and Type A Offspec Refinery Product sold hereunder all responsibility for all such necessary warnings or other precautionary measures relating to hazards to Person and property associated with the Refinery Product and Type A Offspec Refinery Product sold hereunder and, furthermore, WPC shall defend at its own expense, indemnify fully and hold harmless CPC and its parents, subsidiaries and Affiliates and its and their agents, officers, directors, employees, representatives, successors and assigns from and against any and all liabilities; losses; damages; demands; claims; penalties; fines; actions; suits; legal, administrative or arbitration or alternative dispute resolution proceedings; judgments, orders, directives, injunctions, decrees or awards of any jurisdiction; costs and expenses (including, but not limited to, attorneys' fees and related costs) arising out of or in any manner related to WPC's failure to provide necessary warnings or other precautionary measures in connection with the Refinery Product and Type A Offspec Refinery Product sold hereunder.

         15.7 Except as otherwise provided herein, each Party reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

         15.8     (a)      Each Party agrees that it will maintain this
                           Agreement, all terms and conditions of this Agreement, and all other Confidential Information (as hereinafter defined) in strictest confidence, and that it will not cause or permit disclosure of Confidential Information to any third Person without the express written consent of the other Party hereto. Disclosures of Confidential Information otherwise prohibited by this Section 15.8 may be made by either Party: (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent a Party is contractually or legally bound to disclose information to a third Person (such as a shareholder or commercial lender); (iii) only to the extent to which a Party hereto is required to disclose all or part of this Agreement by a statute or by the order of a court, agency, or other governmental body exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including, but not limited to, deposition, subpoena, interrogatory, or request for production of documents); (iv) to the extent required by the applicable regulations of a securities or commodities exchange; or (v) to an Affiliate (but only if such Affiliate agrees to be bound by the provisions of this Section). In addition to the foregoing, CPC may disclose the terms of this Agreement to any prospective purchaser of the Refinery. "Confidential Information" shall mean any information, proprietary to either Party and maintained by it in confidence or as a trade secret, including, without limitation, business plans and strategies, proprietary software, financial statements, customer or client lists, personnel records, analysis of general energy market conditions, sales, transportation, and service contracts and the commercial terms thereof, relationships with current and potential business partners, suppliers, customers, service providers and financial sources, data base contents and valuable information of a like nature relating to the business of such Party. It is understood and agreed that Confidential Information shall not include information of a Party that (w) becomes generally available to the public at the time of disclosure to the other Party, or (x) after the time of disclosure to the other Party, was generally made available to the public without breach of this Agreement, or (y) the Person receiving the information can show was rightfully in its possession at the time of disclosure, or (z) was rightfully acquired by the recipient from third Persons who did not themselves obtain such information under a confidentiality or other similar agreement with the Party whose information was disclosed.

                  (b) If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of Confidential Information authorized by this Section 15.8, it shall so notify the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available. Each Party further agrees to cooperate to the fullest extent in seeking confidential status to protect any Confidential Information so disclosed.

                  (c) The Parties hereto acknowledge that independent legal counsel, certified public accountants, or other consultants or independent contractors of a Party (collectively, "Outside Consultants") may, from time to time, be provided with a copy of this Agreement if, in the judgment of the disclosing Party, the information contained in this Agreement is necessary to the performance of such Outside Consultants' duties. Accordingly, the Parties agree that such disclosure does not require consent by the other Party, provided that any such Outside Consultants agree to be bound by the provisions of this Section 15.8.

                  (d) Each Party will be deemed solely responsible and liable for the actions of its employees, Outside Consultants, officers, and agents for maintaining the confidentiality commitments of this Section 15.8, but will be required in that regard only to exercise such care in maintaining the confidentiality of the Confidential Information as such Party normally exercises in preserving the confidentiality of its other commercially sensitive information.

         15.9 Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either Party.

         15.10 In construing this Agreement, the following principles shall be followed:

                  (a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

                  (b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

                  (c) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions; and

                  (d) the plural shall be deemed to include the singular and vice versa, as applicable.

         15.11 EACH PARTY EXECUTING THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY, UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT,
SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, EACH PARTY EXECUTING THIS AGREEMENT VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, EACH PARTY EXECUTING THIS AGREEMENT HEREBY REPRESENTS AND WARRANTS TO THE OTHER PARTY THAT (I) SUCH PARTY'S LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY THE OTHER PARTY OR BY AN AGENT OF SUCH OTHER PARTY, AND (II) NEITHER PARTY EXECUTING THIS AGREEMENT IS IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

         15.12 Any notice or other communication provided for in this Agreement or any notice which either Party may desire to give to the other shall be in writing and shall be deemed to have been properly given if and when sent by facsimile transmission, delivered by hand; or, if sent by mail, upon deposit in the United States mail, either U.S. Express Mail, registered mail, or certified mail, with all postage fully prepaid; or, if sent by courier, by delivery to a bonded courier with charges paid in accordance with the customary arrangements established by such courier, in each case addressed to the parties at the following addresses:

         If to WPC:             WARREN PETROLEUM COMPANY,

                                LIMITED PARTNERSHIP
                                13430 Northwest Freeway, Suite 1200
                                Houston, Texas  77040-6095
                                Attention: Vice President and General Manager - NGL Marketing
                                Telephone: (713) 507-6408
                                Telecopy: (713) 507-3715
                        with a copy to:

                                Vice President & General Counsel
                                WARREN PETROLEUM COMPANY,
                                LIMITED PARTNERSHIP
                                13430 Northwest Freeway
                                Suite 1200
                                Houston, Texas  77040-6095
                                Telephone: (713) 507-3725
                                Telecopy: (713) 507-6834


         If to CPC:             CHEVRON PRODUCTS COMPANY
                                6501 Trowbridge
                                El Paso, Texas 79905
                                Attention:  Refinery Manager
                                Phone:  (915) 775-3411
                                Telecopy: (713) 775-5568

                        with a copy to:

                                Vice President & General Counsel
                                CHEVRON PRODUCTS COMPANY
                                575 Market Street - Suite 2182
                                San Francisco, California 94105-2854
                                Telephone: (415) 894-3232
                                Telecopy: (415) 894-5489

or at such other address as either Party shall designate by written notice to the other. A notice sent by facsimile shall be deemed to have been received by the close of the Business Day following the Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party. Notice by U. S. Mail, whether by U. S. Express Mail, registered mail or certified mail, or by overnight courier shall be deemed to have been received by the close of the second Business Day after the Day upon which it was sent, or such earlier time as is confirmed orally or in writing by the receiving Party. Any Party may change its address or facsimile number by giving notice of such change in accordance with herewith.

         15.13 No director, employee, or agent of either Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement.

         15.14 Each Party shall provide the other Party with such reports as may be mutually agreeable to both Parties. Each Party shall maintain such records and accounts as may be necessary to the performance of its respective duties and obligations hereunder, in accordance with good business practices.

         15.15 This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever, it being the intention of the Parties that no third Person shall be deemed a third Party beneficiary of this Agreement.

         15.16 Each Party shall take such acts and execute and deliver such documents in form and substance reasonably satisfactory to each of them, in order to effectuate the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the Day and Year first above written.

                                      WARREN PETROLEUM COMPANY,
                                      LIMITED PARTNERSHIP
                                      BY: WARREN PETROLEUM G. P., INC.

                                      By:      ______________________________
                                      Name: ______________________________
Title:   _________________________


                                      CHEVRON PRODUCTS COMPANY,
                                      a division of CHEVRON U.S.A. INC.

                                      By:      ______________________________
                                      Name: ______________________________
                                      Title: ______________________________

                                    EXHIBIT A
                          SPECIFICATIONS FOR FEEDSTOCKS
                                PURCHASED BY CPC

          [TO BE AGREED TO BY THE PARTIES PRIOR TO THE EFFECTIVE DATE]

                                      -39-

                                    EXHIBIT B
                      SPECIFICATIONS FOR REFINERY PRODUCTS
                                PURCHASED BY WPC

          [TO BE AGREED TO BY THE PARTIES PRIOR TO THE EFFECTIVE DATE]

                                    EXHIBIT C
            CONTAMINANTS THAT CREATE TYPE B OFFSPEC REFINERY PRODUCT
          [TO BE AGREED TO BY THE PARTIES PRIOR TO THE EFFECTIVE DATE]

                                      -41-
                                                              EXHIBIT 10.54 SUPP

The following agreements, in accordance with Instruction 2 of Item 601, are substantially identical in all material respects to the agreement filed as
Exhibit 10.54 to the Registration Statement:

          1. Feedstock Sale and Refinery Product Purchase Agreement dated as of _________, 1996, among Chevron and Warren Petroleum Company Limited Partnership (El Segundo).

          2. Feedstock Sale and Refinery Product Purchase Agreement dated as of _________, 1996, among Chevron and Warren Petroleum Company Limited Partnership (Pascagoula).

          3. Feedstock Sale and Refinery Product Purchase Agreement dated as of _________, 1996, among Chevron and Warren Petroleum Company Limited Partnership (Richmond).

          4. Feedstock Sale and Refinery Product Purchase Agreement dated as of _________, 1996, among Chevron and Warren Petroleum Company Limited Partnership (Salt Lake City).

The following is a list of material details in which such agreements differ from
Exhibit 10.54:

          1. The pricing terms for each of the agreements differs slightly depending on the product sold.

          2. The location of the pipe line facilities through which the product is transported is different for each agreement.

          3. The location of the plant covered by each agreement is different.